                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.       [ X ] Post-Effective Amendment No.    1
                                 -----                                     -----
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:        Area Code and
                                                         Telephone Number:

AMERICAN CENTURY MUTUAL FUNDS, INC.                      (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

      CHARLES A. ETHERINGTON, 4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Approximate Date of Proposed Public Offering:      November 13, 2006
                                              ---------------------------------

Title of Securities Being Registered:

        NEW OPPORTUNITIES II FUND

Calculation of Registration  Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

EXPLANATORY NOTE

     This Post-Effective  Amendment No. 1 to the Registration  Statement on Form
N-14  (File  No.  333-137741)  of  American  Century  Mutual  Funds,  Inc.  (the
"Registration  Statement")  is being filed  pursuant  to Rule  462(d)  under the
Securities Act of 1933, as amended, solely for the purpose of filing an executed copy of an exhibit to the Registration Statement.

     Parts  A  and B are  incorporated  herein  by  reference  to  Pre-Effective
Amendment No. 1 to this Registration  Statement (File No. 333-137741),  as filed on November 9, 2006.

PART C    OTHER INFORMATION

Item 15.  Indemnification

     The  Registrant  is a Maryland  Corporation.  Section 2-418 of the Maryland
General Corporation Law allows a Maryland corporation to indemnify its officers, directors, employees and agents to the extent provided in such statute.

     Article VIII of the Registrant's  Articles of  Incorporation,  requires the indemnification  of the  Registrant's  directors  and  officers  to  the  extent permitted  by  Section  2-418  of the  Maryland  General  Corporation  Law,  the
Investment Company Act of 1940 and all other applicable laws.

     The Registrant has purchased an insurance  policy insuring its officers and directors  against  certain  liabilities  which such  officers and directors may incur  while  acting  in such  capacities  and  providing  reimbursement  to the
Registrant for sums which it may be permitted or required to pay to its officers and directors by way of  indemnification  against such  liabilities,  subject in either case to clauses respecting deductibility and participation.

Item 16.  Exhibits

     (1)  (a) Articles of Incorporation of Twentieth  Century  Investors,  Inc.,
dated June 26,  1990  (filed  electronically  as Exhibit  b1a to  Post-Effective
Amendment No. 73 to the Registration Statement of the Registrant on February 29,
1996, File No. 2-14213, and incorporated herein by reference).

          (b) Articles of Amendment of Twentieth Century Investors,  Inc., dated
November  19,  1990  (filed  electronically  as  Exhibit  b1b to  Post-Effective
Amendment No. 73 to the Registration Statement of the Registrant on February 29,
1996, File No. 2-14213, and incorporated herein by reference).

          (c)  Articles  of Merger  of  Twentieth  Century  Investors,  Inc.,  a
Maryland   corporation  and  Twentieth  Century  Investors,   Inc.,  a  Delaware
corporation,  dated  February 22, 1991 (filed  electronically  as Exhibit b1c to
Post-Effective  Amendment No. 73 to the Registration Statement of the Registrant
on February 29, 1996, File No. 2-14213, and incorporated herein by reference).

          (d) Articles of Amendment of Twentieth Century Investors,  Inc., dated
August 10, 1993 (filed electronically as Exhibit b1d to Post-Effective Amendment
No. 73 to the  Registration  Statement of the  Registrant  on February 29, 1996,
File No. 2-14213, and incorporated herein by reference).

          (e) Articles Supplementary of Twentieth Century Investors, Inc., dated
September  2,  1993  (filed  electronically  as  Exhibit  b1e to  Post-Effective
Amendment No. 73 to the Registration Statement of the Registrant on February 29,
1996, File No. 2-14213, and incorporated herein by reference).

          (f) Articles Supplementary of Twentieth Century Investors, Inc., dated
April 24, 1995 (filed electronically as Exhibit b1f to Post-Effective  Amendment
No. 73 to the  Registration  Statement of the  Registrant  on February 29, 1996,
File No. 2-14213, and incorporated herein by reference).

          (g) Articles Supplementary of Twentieth Century Investors, Inc., dated
October  11,  1995  (filed  electronically  as  Exhibit  b1g  to  Post-Effective
Amendment No. 73 to the Registration Statement of the Registrant on February 29,
1996, File No. 2-14213, and incorporated herein by reference).

          (h) Articles Supplementary of Twentieth Century Investors, Inc., dated
January  22,  1996  (filed  electronically  as  Exhibit  b1h  to  Post-Effective
Amendment No. 73 to the Registration Statement of the Registrant on February 29,
1996, File No. 2-14213, and incorporated herein by reference).

          (i) Articles Supplementary of Twentieth Century Investors, Inc., dated
March 11, 1996 (filed electronically as Exhibit b1i to Post-Effective  Amendment
No. 75 to the  Registration  Statement of the Registrant on June 14, 1996,  File
No. 2-14213, and incorporated herein by reference).

          (j) Articles Supplementary of Twentieth Century Investors, Inc., dated
September  9,  1996  (filed  electronically  as  Exhibit  a10 to  Post-Effective
Amendment No. 85 to the Registration Statement of the Registrant on September 1,
1999, File No. 2-14213, and incorporated herein by reference).

          (k) Articles of Amendment of Twentieth Century Investors,  Inc., dated
December  2,  1996  (filed  electronically  as  Exhibit  b1j  to  Post-Effective
Amendment No. 76 to the Registration Statement of the Registrant on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (l) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated December 2, 1996 (filed  electronically  as Exhibit b1k to  Post-Effective
Amendment No. 76 to the Registration Statement of the Registrant on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (m) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated July 28,  1997  (filed  electronically  as Exhibit  b1l to  Post-Effective
Amendment No. 78 to the Registration Statement of the Registrant on February 26,
1998, File No. 2-14213, and incorporated herein by reference).

          (n) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated November 28, 1997 (filed  electronically  as Exhibit a13 to Post-Effective
Amendment No. 83 to the Registration Statement of the Registrant on February 26,
1999, File No. 2-14213, and incorporated herein by reference).

          (o)  Certificate of Correction to Articles  Supplementary  of American
Century Mutual Funds,  Inc.,  dated December 18, 1997 (filed  electronically  as
Exhibit a14 to Post-Effective  Amendment No. 83 to the Registration Statement of
the Registrant on February 26, 1999, File No. 2-14213,  and incorporated  herein by reference).

          (p) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated December 18, 1997 (filed  electronically  as Exhibit b1m to Post-Effective
Amendment No. 78 to the Registration Statement of the Registrant on February 26,
1998, File No. 2-14213, and incorporated herein by reference).

          (q) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated January 25, 1999 (filed  electronically  as Exhibit a16 to  Post-Effective
Amendment No. 83 to the Registration Statement of the Registrant on February 26,
1999, File No. 2-14213, and incorporated herein by reference).

          (r) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated February 16, 1999 (filed  electronically  as Exhibit a17 to Post-Effective
Amendment No. 83 to the Registration Statement of the Registrant on February 26,
1999, File No. 2-14213, and incorporated herein by reference).

          (s) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated  August 2, 1999 (filed  electronically  as Exhibit  a19 to  Post-Effective
Amendment No. 89 to the Registration  Statement of the Registrant on December 1,
2000, File No. 2-14213, and incorporated herein by reference).

          (t) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated November 19, 1999 (filed  electronically  as Exhibit a19 to Post-Effective
Amendment No. 87 to the Registration Statement of the Registrant on November 29,
1999, File No. 2-14213, and incorporated herein by reference).

          (u) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated  March 5, 2001  (filed  electronically  as Exhibit  a21 to  Post-Effective
Amendment No. 93 to the  Registration  Statement of the  Registrant on April 20,
2001, File No. 2-14213, and incorporated herein by reference).

          (v) Certificate of Correction to Articles  Supplementary,  dated April
3, 2001 (filed electronically as Exhibit a22 to Post-Effective  Amendment No. 93
to the  Registration  Statement of the  Registrant  on April 20, 2001,  File No.
2-14213, and incorporated herein by reference).

          (w) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated June 14,  2002  (filed  electronically  as Exhibit  a23 to  Post-Effective
Amendment No. 98 to the Registration  Statement of the Registrant on October 10,
2002, File No. 2-14213, and incorporated herein by reference).

          (x)  Certificate of Correction to Articles  Supplementary  of American
Century Mutual Funds, Inc., dated June 25, 2002 (filed electronically as Exhibit
a24 to  Post-Effective  Amendment  No. 98 to the  Registration  Statement of the
Registrant on October 10, 2002, File No.  2-14213,  and  incorporated  herein by reference).

          (y) Articles  Supplementary  of American  Century Mutual Funds,  Inc.,
dated February 12, 2003 (filed  electronically  as Exhibit a25 to Post-Effective
Amendment No. 100 to the  Registration  Statement of the  Registrant on February
28, 2003, File No. 2-14213, and incorporated herein by reference).

          (z)  Certificate of Correction to Articles  Supplementary  of American
Century Mutual Funds,  Inc.,  dated February 28, 2003 (filed  electronically  as
Exhibit a26 to Post-Effective Amendment No. 101 to the Registration Statement of
the Registrant on August 28, 2003, File No. 2-14213,  and incorporated herein by reference).

          (aa) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated  August 14, 2003 (filed  electronically  as Exhibit a27 to  Post-Effective
Amendment No. 102 to the Registration  Statement of the Registrant on August 28,
2003, File No. 2-14213, and incorporated herein by reference).

          (bb) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated January 14, 2004 (filed  electronically  as Exhibit a28 to  Post-Effective
Amendment No. 104 to the  Registration  Statement of the  Registrant on February
26, 2004, File No. 2-14213, and incorporated herein by reference).

          (cc) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated November 17, 2004 (filed  electronically  as Exhibit a29 to Post-Effective
Amendment No. 106 to the  Registration  Statement of the  Registrant on November
29, 2004, File No. 2-14213, and incorporated herein by reference).

          (dd) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated January 13, 2005 (filed  electronically  as Exhibit a30 to  Post-Effective
Amendment No. 109 to the  Registration  Statement of the  Registrant on February
25, 2005, File No. 2-14213, and incorporated herein by reference).

          (ee) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated June 22,  2005  (filed  electronically  as Exhibit  a31 to  Post-Effective
Amendment No. 111 to the  Registration  Statement of the  Registrant on July 28,
2005, File No. 2-14213, and incorporated herein by reference).

          (ff) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated  December  13,  2005  (filed   electronically  as  Exhibit  1(ff)  to  the
Registration Statement on Form N-14 of the Registrant on December 22, 2005, File
No. 2-14213, and incorporated herein by reference).

          (gg) Articles  Supplementary of American  Century Mutual Funds,  Inc.,
dated  March 15,  2006 (filed  electronically  as Exhibit a33 to  Post-Effective
Amendment No. 116 to the  Registration  Statement of the Registrant on March 31,
2006, File No. 2-14213, and incorporated herein by reference).

     (2)  Amended  and  Restated  By-laws,   dated  September  21,  2004  (filed
electronically  as  Exhibit  b  to  Post-Effective  Amendment  No.  106  to  the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

     (3)  Not applicable.

     (4) Form of  Agreement  and Plan of  Reorganization  with Kopp Funds,  Inc.
(filed electronically as Exhibit 4 to the Registration Statement on Form N-14 of
the Registrant on October 2, 2006, File No. 2-14213,  and incorporated herein by reference).

     (5) Registrant hereby incorporates by reference,  as though set forth fully herein,  Article Fifth,  Article Seventh,  Article Eighth,  and Article Ninth of
Registrant's  Articles of  Incorporation,  incorporated  herein by  reference as
Exhibit (1)(a) hereto and Article Fifth of  Registrant's  Articles of Amendment,
incorporated  herein by reference as Exhibit (1)(d) hereto and Sections 3, 4, 5,
6, 7, 8, 9, 10, 11,  22,  24,  25,  30,  31,  33, 39, 45 and 46 of  Registrant's
Amended and  Restated  By-Laws,  incorporated  herein by  reference as Exhibit 2 hereto.

     (6)  (a) Management Agreement with American Century Investment  Management,
Inc.,  dated  August  1,  2006  (filed  electronically  as  Exhibit  6(a) to the
Registration  Statement on Form N-14 of the Registrant on October 2, 2006,  File
No. 2-14213, and incorporated herein by reference).

          (b) Management Agreement with American Century Investment  Management,
Inc., dated March 30, 2006 (filed electronically as Exhibit d2 to Post-Effective
Amendment No. 116 to the  Registration  Statement of the Registrant on March 31,
2006, File No. 2-14213, and incorporated herein by reference).

          (c) Investment  Subadvisory  Agreement with Mason Street Advisors LLC, dated  March 30,  2006  (filed  electronically  as Exhibit d3 to  Post-Effective
Amendment No. 116 to the  Registration  Statement of the Registrant on March 31,
2006, File No. 2-14213, and incorporated herein by reference).

          (d) Management Agreement with American Century Investment  Management,
Inc., dated April 28, 2006 (filed electronically as Exhibit d4 to Post-Effective
Amendment No. 119 to the Registration Statement of the Registrant on October 12,
2006, File No. 2-14213, and incorporated herein by reference).

     (7)  (a) Amended and Restated Distribution  Agreement with American Century
Investment Services, Inc., dated April 28, 2006 (filed electronically as Exhibit
e to  Post-Effective  Amendment  No. 118 to the  Registration  Statement  of the
Registrant  on April 28, 2006,  File No.  2-14213,  and  incorporated  herein by reference).

          (b) Form of Dealer/Agency  Agreement (filed  electronically as Exhibit
e2 to Pre-Effective  Amendment No. 1 to the  Registration  Statement of American
Century  Growth  Funds,  Inc.  on  May  30,  2006,  File  No.  333-132114,   and
incorporated herein by reference).

     (8)  Not applicable.

     (9)  (a) Master Agreement with Commerce Bank, N. A., dated January 22, 1997
(filed  electronically as Exhibit b8e to Post-Effective  Amendment No. 76 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Global Custody  Agreement  with The Chase  Manhattan  Bank,  dated
August 9, 1996 (filed  electronically as Exhibit b8 to Post-Effective  Amendment
No. 31 to the Registration Statement of American Century Government Income Trust
on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

          (c) Amendment to the Global Custody Agreement with The Chase Manhattan
Bank,   dated  December  9,  2000  (filed   electronically   as  Exhibit  g2  to
Pre-Effective  Amendment No. 2 to the Registration Statement of American Century
Variable  Portfolios  II,  Inc.  on  January 9, 2001,  File No.  333-46922,  and
incorporated herein by reference).

          (d) Amendment No. 2 to the Global Custody  Agreement  between American
Century  Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically  as  Exhibit  g4  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (e) Chase Manhattan Bank Custody Fee Schedule,  dated October 19, 2000
(filed  electronically as Exhibit g5 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (f) Amendment No. 3 to the Global Custody  Agreement  between American
Century Investments and the JPMorgan Chase Bank, dated as of May 31, 2006 (filed
electronically   as  Exhibit  g6  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-132114, and incorporated herein by reference).

          (g)  Registered  Investment  Company  Custody  Agreement with Goldman,
Sachs & Co.,  dated  February  6, 2006  (filed  electronically  as Exhibit g6 to
Post-Effective Amendment No. 114 to the Registration Statement of the Registrant
on February 28, 2006, File No. 2-14213, and incorporated herein by reference).

          (h) Amendment to Futures and Options Account  Agreement and Registered
Investment  Company Custody Agreement with Goldman,  Sachs & Co.,  effective May
12, 2006 (filed electronically as Exhibit g7 to Post-Effective Amendment No. 118
to the  Registration  Statement of the  Registrant  on April 28, 2006,  File No.
2-14213, and incorporated herein by reference).

          (i) Custodian and  Investment  Accounting  Agreement with State Street
Bank and Trust Company,  dated May 27, 2005 (filed  electronically as Exhibit g6 to  Post-Effective  Amendment No. 27 to the  Registration  Statement of American
Century  Investment Trust on May 27, 2005, File No.  33-65170,  and incorporated herein by reference).

          (j) Amendment No. 1 to Custodian and Investment  Accounting  Agreement
with State Street Bank and Trust  Company,  effective  September 30, 2005 (filed electronically  as  Exhibit  g8  to  Post-Effective  Amendment  No.  41  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (k) Amendment No. 2 to Custodian and Investment  Accounting  Agreement
with State  Street  Bank and Trust  Company,  effective  March 31,  2006  (filed electronically  as  Exhibit  g9  to  Post-Effective  Amendment  No.  32  to  the
Registration  Statement of American Century  Investment Trust on March 31, 2006,
File No. 33-65170, and incorporated herein by reference).

          (l) Third-Party  Custodial Agreement with J.P. Morgan Futures Inc. and
State Street Bank and Trust Company,  dated March 31, 2006 (filed electronically as Exhibit g11 to Post-Effective Amendment No. 118 to the Registration Statement
of the Registrant on April 28, 2006, File No. 2-14213,  and incorporated  herein by reference).

     (10) (a) Master Distribution and Shareholder Services Plan (Advisor Class),
dated September 3, 1996 (filed  electronically as Exhibit b15a to Post-Effective
Amendment  No. 9 to the  Registration  Statement  of  American  Century  Capital
Portfolios,  Inc. on February  17, 1998,  File No.  33-64872,  and  incorporated herein by reference).

          (b)  Amendment  No.  1 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated June 13, 1997 (filed  electronically  as
Exhibit b15b to Post-Effective Amendment No. 77 to the Registration Statement of
Registrant  on July 17,  1997,  File No.  2-14213,  and  incorporated  herein by reference).

          (c)  Amendment  No.  2 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 30, 1997 (filed electronically as
Exhibit b15c to Post-Effective Amendment No. 78 to the Registration Statement of
Registrant on February 26, 1998, File No. 2-14213,  and  incorporated  herein by reference).

          (d)  Amendment  No.  3 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated June 30, 1998 (filed  electronically  as
Exhibit b15e to Post-Effective Amendment No. 11 to the Registration Statement of
American Century Capital  Portfolios,  Inc. on June 26, 1998, File No. 33-64872,
and incorporated herein by reference).

          (e)  Amendment  No.  4 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated November 13, 1998 (filed  electronically as
Exhibit b15e to Post-Effective Amendment No. 12 to the Registration Statement of
American  Century  World  Mutual  Funds,  Inc. on November  13,  1998,  File No.
33-39242, and incorporated herein by reference).

          (f)  Amendment  No.  5 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated February 16, 1999 (filed  electronically as
Exhibit m6 to Post-Effective  Amendment No. 83 to the Registration  Statement of
Registrant on February 26, 1999, File No. 2-14213,  and  incorporated  herein by reference).

          (g)  Amendment  No.  6 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated July 30, 1999 (filed  electronically  as
Exhibit m7 to Post-Effective  Amendment No. 16 to the Registration  Statement of
American Century Capital  Portfolios,  Inc. on July 29, 1999, File No. 33-64872,
and incorporated herein by reference).

          (h)  Amendment  No.  7 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated November 19, 1999 (filed  electronically as
Exhibit m8 to Post-Effective  Amendment No. 87 to the Registration  Statement of
Registrant on November 29, 1999, File No. 2-14213,  and  incorporated  herein by reference).

          (i)  Amendment  No.  8 to  the  Master  Distribution  and  Shareholder
Services  Plan  (Advisor  Class),  dated June 1, 2000 (filed  electronically  as
Exhibit m9 to Post-Effective  Amendment No. 19 to the Registration  Statement of
American  Century World Mutual Funds,  Inc. on May 24, 2000, File No.  33-39242,
and incorporated herein by reference).

          (j)  Amendment  No.  9 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor  Class),  dated April 30, 2001 (filed  electronically  as
Exhibit m10 to Post-Effective  Amendment No. 24 to the Registration Statement of
American Century World Mutual Funds,  Inc. on April 19, 2001, File No. 33-39242,
and incorporated herein by reference).

          (k)  Amendment  No.  10 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class),  dated December 3, 2001 (filed  electronically as
Exhibit m11 to Post-Effective  Amendment No. 94 to the Registration Statement of
the Registrant on December 13, 2001, File No. 2-14213,  and incorporated  herein by reference).

          (l)  Amendment  No.  11 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 3, 2002 (filed  electronically as
Exhibit m12 to Post-Effective  Amendment No. 26 to the Registration Statement of
American Century World Mutual Funds, Inc. on October 1, 2002, File No. 33-39242,
and incorporated herein by reference).

          (m)  Amendment  No.  12 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor  Class),  dated August 1, 2004 (filed  electronically  as
Exhibit m13 to Post-Effective  Amendment No. 32 to the Registration Statement of
American Century Capital  Portfolios,  Inc. on July 29, 2004, File No. 33-64872,
and incorporated herein by reference).

          (n) Master  Distribution and Individual  Shareholder  Services Plan (C
Class),   dated  March  1,  2001  (filed   electronically   as  Exhibit  m11  to
Post-Effective  Amendment  No.  24 to the  Registration  Statement  of  American
Century  World Mutual  Funds,  Inc. on April 19, 2001,  File No.  33-39242,  and
incorporated herein by reference).

          (o)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated April 30, 2001 (filed  electronically as Exhibit m12 to Post-Effective  Amendment No. 24 to the Registration Statement
of  American  Century  World  Mutual  Funds,  Inc. on April 19,  2001,  File No.
33-39242, and incorporated herein by reference).

          (p)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   September  3,  2002  (filed
electronically  as  Exhibit  m15  to  Post-Effective  Amendment  No.  27 to  the
Registration  Statement of American Century World Mutual Funds,  Inc. on October
10, 2002, File No. 33-39242, and incorporated herein by reference).

          (q)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m16  to  Post-Effective  Amendment  No.  104 to the
Registration Statement of the Registrant on February 26, 2004, File No. 2-14213,
and incorporated herein by reference).

          (r)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (C  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  20 to  the
Registration Statement of American Century Strategic Asset Allocations,  Inc. on
September 29, 2004, File No. 33-79482, and incorporated herein by reference).

          (s)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m19  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (t)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated March 30, 2006 (filed  electronically as Exhibit m20 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 333-79482, and incorporated herein by reference).

          (u) Master  Distribution and Individual  Shareholder  Services Plan (A
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m6  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (v)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class)   dated   February   27,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  104 to the
Registration Statement of the Registrant on February 26, 2004, File No. 2-14213,
and incorporated herein by reference).

          (w)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (x)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m23  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (y)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated May 1, 2005 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (z)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m25  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (aa)  Amendment  No.  6 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated March 30, 2006 (filed  electronically as Exhibit m27 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (bb) Master Distribution and Individual  Shareholder  Services Plan (B
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m7  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (cc)  Amendment  No.  1 to the  Master  Distribution  and  Shareholder
Services  Plan (B Class),  dated  February  27,  2004 (filed  electronically  as
Exhibit m20 to Post-Effective Amendment No. 104 to the Registration Statement of
the Registrant on February 26, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (dd)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m26  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (ee)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m27  to  Post-Effective  Amendment  No.  106 to the
Registration Statement of the Registrant on November 29, 2004, File No. 2-14213,
and incorporated herein by reference).

          (ff)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated May 1, 2005 (filed  electronically as
Exhibit m18 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (gg)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m31  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement of American Century World Mutual Funds, Inc. on November
30, 2005, File No. 33-39242, and incorporated herein by reference).

          (hh)  Amendment  No.  6 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated March 30, 2006 (filed  electronically as Exhibit m34 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (ii) Master Distribution and Individual  Shareholder  Services Plan (R
Class),  dated  August  29,  2003  (filed   electronically  as  Exhibit  m16  to
Post-Effective  Amendment  No.  17 to the  Registration  Statement  of  American
Century Strategic Asset Allocations, Inc. on August 28, 2003, File No. 33-79482,
and incorporated herein by reference).

          (jj)  Amendment  No.  1 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated May 1, 2004 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 35 to the Registration Statement of
American  Century  Quantitative  Equity Funds,  Inc. on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (kk)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (R  Class),   dated   February  24,  2005  (filed
electronically  as Exhibit m30 to  Post-Effective  Amendment  No. 22 of American
Century Strategic Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,
and incorporated herein by reference).

          (ll)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class),  dated July 29, 2005 (filed  electronically as Exhibit m33 to Post-Effective Amendment No. 111 to the Registration Statement
of the Registrant on July 28, 2005, File No. 2-14213, and incorporated herein by reference).

          (mm)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (R  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (nn)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated March 30, 2006 (filed  electronically as Exhibit m40 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (oo) Amended and Restated Multiple Class Plan, dated September 3, 2002
(filed  electronically  as Exhibit n to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  17,  2002,  File No.  2-82734,  and  incorporated  herein by reference).

          (pp) Amendment No. 1 to the Amended and Restated  Multiple Class Plan,
dated December 31, 2002 (filed  electronically  as Exhibit n2 to  Post-Effective
Amendment No. 39 to the  Registration  Statement of American  Century  Municipal
Trust on  December  23,  2002,  File No.  2-91229,  and  incorporated  herein by reference).

          (qq) Amendment No. 2 to the Amended and Restated  Multiple Class Plan,
dated  August 29, 2003  (filed  electronically  as Exhibit n3 to  Post-Effective
Amendment No. 17 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on August 28, 2003, File No. 33-79482, and incorporated herein by reference).

          (rr) Amendment No. 3 to the Amended and Restated  Multiple Class Plan,
dated  as  of  February  27,  2004  (filed   electronically  as  Exhibit  n4  to
Post-Effective Amendment No. 104 to the Registration Statement of the Registrant
on February 26, 2004, File No. 2-14213, and incorporated herein by reference).

          (ss) Amendment No. 4 to the Amended and Restated  Multiple Class Plan,
dated  May  1,  2004  (filed  electronically  as  Exhibit  n5 to  Post-Effective
Amendment No. 35 to the Registration  Statement of American Century Quantitative
Equity Funds, Inc. on April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (tt) Amendment No. 5 to the Amended and Restated  Multiple Class Plan,
dated  August 1, 2004  (filed  electronically  as Exhibit  n6 to  Post-Effective
Amendment No. 24 to the Registration  Statement of American  Century  Investment
Trust  on  July  29,  2004,  File  No.  33-65170,  and  incorporated  herein  by reference).

          (uu) Amendment No. 6 to the Amended and Restated  Multiple Class Plan,
dated September 30, 2004 (filed  electronically  as Exhibit n7 to Post-Effective
Amendment No. 20 to the  Registration  Statement of American  Century  Strategic
Asset  Allocations,   Inc.  on  September  29,  2004,  File  No.  33-79482,  and
incorporated herein by reference).

          (vv) Amendment No. 7 to the Amended and Restated  Multiple Class Plan,
dated November 17, 2004 (filed  electronically  as Exhibit n8 to  Post-Effective
Amendment No. 106 to the  Registration  Statement of the  Registrant on November
29, 2004, File No. 2-14213, and incorporated herein by reference).

          (ww) Amendment No. 8 to the Amended and Restated  Multiple Class Plan,
dated February 24, 2005 (filed  electronically  as Exhibit n9 to  Post-Effective
Amendment No. 22 of American Century Strategic Asset Allocations,  Inc. on March
30, 2005, File No. 33-79482, and incorporated herein by reference).

          (xx) Amendment No. 9 to the Amended and Restated  Multiple Class Plan,
dated July 29,  2005  (filed  electronically  as Exhibit  n10 to  Post-Effective
Amendment No. 111 to the  Registration  Statement of the  Registrant on July 28,
2005, File No. 2-14213, and incorporated herein by reference).

          (yy) Amendment No. 10 to the Amended and Restated Multiple Class Plan,
dated September 29, 2005 (filed  electronically as Exhibit n11 to Post-Effective
Amendment No. 41 to the Registration  Statement of American Century Quantitative
Equity Funds,  Inc. on September 29, 2005, File No.  33-19589,  and incorporated herein by reference).

          (zz) Amendment No. 11 to the Amended and Restated Multiple Class Plan,
dated March 30, 2006 (filed  electronically  as Exhibit n12 to the  Registration
Statement of American  Century  Strategic Asset  Allocations,  Inc. on March 30,
2006, File No. 33-79482, and incorporated herein by reference).

          (aaa) Letter  Agreement with American Century  Investment  Management,
Inc.,   dated  March  30,  2006   (filed   electronically   as  Exhibit  n13  to
Post-Effective  Amendment  No.  42 to the  Registration  Statement  of  American
Century  World Mutual  Funds,  Inc. on March 30, 2006,  File No.  33-39242,  and
incorporated herein by reference).

     (11)  Opinion  and  Consent  of  Counsel,  dated  October  2,  2006  (filed electronically  as Exhibit 11 to the Registration  Statement on Form N-14 of the
Registrant on October 2, 2006,  File No.  2-14213,  and  incorporated  herein by reference).

     (12) Opinion and Consent of Counsel as to the tax matters and  consequences to shareholders is included herein.

     (13) (a) Transfer Agency Agreement with Twentieth Century  Services,  Inc., dated  March 1,  1991  (filed  electronically  as  Exhibit  9 to  Post-Effective
Amendment No. 76 to the Registration Statement of the Registrant on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Credit  Agreement  with  JPMorgan  Chase Bank,  as  Administrative
Agent,  dated  December  17,  2003  (filed   electronically  as  Exhibit  h9  to
Post-Effective  Amendment  No.  39 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 30, 2004,  File No.  2-94608,  and
incorporated herein by reference).

          (c) Termination,  Replacement and Restatement  Agreement with JPMorgan
Chase Bank N.A.,  as  Administrative  Agent,  dated  December  14,  2005  (filed electronically  as  Exhibit  h13  to  Post-Effective  Amendment  No.  40 to  the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  29,  2005,  File No.  2-82734,  and  incorporated  herein by reference).

          (d)  Customer   Identification   Program  Reliance   Agreement  (filed
electronically   as  Exhibit  h2  to  Pre-Effective   Amendment  No.  1  to  the
Registration  Statement of American Century Growth Funds,  Inc. on May 30, 2006,
File No. 333-132114, and incorporated herein by reference).

     (14) (a) Consent of Deloitte & Touche LLP,  independent  registered  public accounting firm, dated September 26, 2006 (filed electronically as Exhibit 14(a)
to the Registration Statement on Form N-14 of the Registrant on October 2, 2006,
File No. 2-14213, and incorporated herein by reference).

          (b)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public accounting firm, dated November 3, 2006 (filed  electronically as Exhibit
14(b) to the  Registration  Statement on Form N-14 of the Registrant on November
9, 2006, File No. 333-137741, and incorporated herein by reference).

     (15)  Not applicable.

     (16) (a) Power of Attorney,  dated September 12, 2006 (filed electronically as Exhibit 16(a) to the Registration Statement on Form N-14 of the Registrant on
October 2, 2006, File No. 2-14213, and incorporated herein by reference).

          (b)   Secretary's   Certificate,   dated  September  12,  2006  (filed
electronically  as Exhibit 16(b) to the  Registration  Statement on Form N-14 of
the Registrant on October 2, 2006, File No. 2-14213,  and incorporated herein by reference).

     (17) Form of proxy (filed  electronically as Exhibit 17 to the Registration
Statement  on Form  N-14  of the  Registrant  on  November  9,  2006,  File  No.
333-137741, and incorporated herein by reference).

Item 17.  Undertakings

Not applicable

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 4th day of June, 2007.

                            AMERICAN CENTURY MUTUAL FUNDS, INC.
                            (Registrant)

                            By: *
                                -----------------------------------------
                                Jonathan S. Thomas
                                President

     As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                           TITLE                               DATE
---------                           -----                               ----

*                                President                         June 4, 2007
--------------------------
Jonathan S. Thomas

*                                Vice President,                   June 4, 2007
--------------------------       Treasurer and Chief
Robert J. Leach                  Accounting Officer

*                                Vice Chairman of the              June 4, 2007
--------------------------       Board and Director
James E. Stowers, Jr.

*                                Director                          June 4, 2007
--------------------------
Thomas A. Brown

*                                Director                          June 4, 2007
--------------------------
Andrea C. Hall, Ph.D.

*                                Director                          June 4, 2007
--------------------------
D. D. (Del) Hock

*                                Chairman of the                   June 4, 2007
--------------------------       Board and Director
Donald H. Pratt

*                                Director                          June 4, 2007
--------------------------
Gale E. Sayers

*                                Director                          June 4, 2007
--------------------------
M. Jeannine Strandjord

*                                Director                          June 4, 2007
--------------------------
Timothy S. Webster

*By:  /s/ Brian L. Brogan
      --------------------------------------------
      Brian L. Brogan
      Attorney-in-Fact
      (pursuant to a Power of Attorney
      dated March 7, 2007)

                                  EXHIBIT INDEX

EXHIBIT             DESCRIPTION OF DOCUMENT
NUMBER

EXHIBIT (12)        Opinion  and  Consent of Counsel as to the tax  matters  and consequences to shareholders